EXHIBIT 99.2

American Eagle Outfitters, Inc.
September 2007
Recorded Sales Commentary Transcript dated October 10, 2007

Good afternoon. You have reached the American Eagle Outfitters September 2007 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

September total sales decreased 5% to $222.8 million for the five weeks ended October 6, compared to $233.4 million for the five weeks ended September 30, last year. Comparable stores sales declined 2% for the shifted period ended October 7, 2006. This compares to an 11% comp increase for the same period last year.

September sales were below our expectations due, in part, to lower store traffic, particularly in regions where weather was unseasonably warm compared to last year.

We continue to be pleased with our men's business, which delivered a comparable store sales increase in the mid-single digits. Guys responded well to the broader wear-now offering in September, including shorts, graphic-tee's and polo's. Our women's business experienced a mid-single digit comp decline, with cool-weather apparel and accessories below expectations, while woven shirts, shorts, cami's and tank tops achieved strong sales results.

We are pleased with the performance of our aerie brand and new stand-alone stores, and are on-track to complete approximately 37 store openings by year-end.

Regarding sales metrics, the number of transactions per store declined slightly, reflecting lower store traffic in September. The transaction value also declined slightly with a mid-single digit increase in units per transaction, offset by a mid-single digit decline in the average unit retail price. Higher markdowns and sales mix drove the decline in the average unit retail.

Weekly comps were as follows:

  Week one of negative mid-single digits, compared to positive high-teens last year;

  Week two of positive low-single digits, compared to positive low-double digits;

  Week three of slightly negative, compared to positive high-teens;

  Week four of negative low-single digits, compared to positive mid-single digits last year; and

  Week five of negative mid-single digit, compared to positive low-single digit last year.

Comps by region were as follows:

  Canada increased in the mid-single digits;

  The Southwest increased in the low-single digits;

  The West decreased slightly;

  The Midwest, Northeast and Southeast all decreased in the mid-single digits; and

  The Mid-Atlantic declined in the high-single digits.

Sales at ae.com increased 20% in September, driven by a higher average transaction value.

Our Holiday One assortment arrives in stores on October 23, followed by our Holiday Two update on November 21.

Based on September sales results, we have lowered our outlook for October, which is reflected in our revised third quarter earnings guidance of $0.44 to $0.45 per share. This compares to $0.44 per share last year. Previous third quarter guidance was $0.47 to $0.48.

We will report October sales on Wednesday, November 7 followed by third quarter earnings on Tuesday, November 27.

Thank you for your continued interest in American Eagle Outfitters.